Exhibit 99.3

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     On March 26, 2010, Cooper announced that it entered into a Framework Agreement with Danaher Corporation to create a joint venture combining Cooper’s Tools business with certain Tools businesses from Danaher’s Tools and Components Segment (the “Joint Venture”). On July 6, 2010, Cooper announced the completion of the Joint Venture, named Apex Tool Group, LLC. Cooper and Danaher each own a 50% interest in the Joint Venture, have equal representation on its Board of Directors and have a 50% voting interest in the Joint Venture. At completion of the transaction in July 2010, Cooper deconsolidated the Tools business assets and liabilities contributed to the Joint Venture and recognized Cooper’s 50% ownership interest as an equity investment. Beginning in the third quarter of 2010, Cooper will recognize its proportionate share of the Joint Venture’s operating results using the equity method. Recording the joint venture investment in 2010 at its fair value of $480 million resulted in a pretax loss of $134.5 million related to the transaction that Cooper recognized in the second quarter of 2010.
     In conjunction with the announcement of the Tools joint venture and certain changes in Cooper’s management structure in the first quarter of 2010, Cooper modified its disclosures related to segment activities. The former Electrical Products segment has been divided into two segments. The Energy & Safety Solutions segment includes business unit results from the Cooper Crouse-Hinds, Cooper Power Systems, and Cooper Safety Divisions. The Electrical Products Group segment includes business unit results from the Cooper B-Line, Cooper Bussmann, Cooper Lighting, and Cooper Wiring Devices Divisions. All segment information included in this Annual Report on Form 10-K has been restated for changes to the segment reporting structure. Beginning in the third quarter of 2010 following completion of the Tools joint venture, Cooper will have two reportable segments.
Results of Operations
Revenues

	Year Ended December 31,
	2009	2008	2007
	(in millions)

Energy and Safety Solutions	$2,416.6	$3,029.3	$2,571.2
Electrical Products Group	2,095.3	2,726.4	2,537.2
Tools	557.7	765.6	794.7

Total Revenues	$5,069.6	$6,521.3	$5,903.1

     See the geographic information included in Note 15 of the Notes to the Consolidated Financial Statements for a summary of revenues by country.
     2009 vs. 2008 Revenues Revenues for 2009 decreased 22.3% compared to 2008. The impact of currency translation decreased reported revenues by 2.0%, while acquisitions added approximately 0.6% in revenues.
     Energy & Safety Solutions segment revenues for 2009, which represent approximately 48% of the total revenues generated, decreased 20.2% compared to 2008. Currency translation decreased reported revenues by 2.7%. The impact of acquisitions increased the segment revenues for 2009 by 1.1% over 2008 revenue levels. All of the Energy & Safety Solutions segment businesses reported decreased revenues for 2009. The global recession resulted in weakness in all markets for the Energy & Safety Solutions segment, especially the North American and Western European markets when comparing 2009 results to 2008.

     Electrical Products Group segment revenues for 2009, which represent approximately 41% of the total revenues generated, decreased 23.1% compared to 2008. Currency translation decreased reported revenues by 0.9%. The impact of acquisitions increased the segment revenues for 2009 by 0.1% over 2008 revenue levels. All of the Electrical Products Group segment businesses reported decreased revenues for 2009. The global recession resulted in weakness in all markets for the Electrical Products Group segment, especially the United States and Western European markets when comparing 2009 results to 2008.
     Tools segment revenues for 2009, which represent about 11% of total revenues, decreased 27.2% compared to 2008. Currency translation represented a 2.8% decrease for reported revenues. Lower revenues from declining retail market activity, weaker demand in the North American and Western European industrial markets and lower requirements for assembly systems for light passenger vehicle markets drove the reduction in revenue for 2009 compared to prior year results.
     2008 vs. 2007 Revenues Revenues for 2008 increased approximately 11% compared to 2007. The impact of currency translation was less than 1%, while acquisitions added approximately 7% in revenues.
     Energy & Safety Solutions segment revenues for 2008, which represented slightly more than 46% of revenues, increased approximately 17.8% compared to 2007. The impact of acquisitions increased the segment revenues for 2008 by nearly 10.0% over 2007 revenue levels and currency translation increased reported revenues by 0.5%. All of the Energy & Safety Solutions segment businesses reported increased revenues for 2008. Revenue growth was a result of solid demand from energy, industrial and international expansion through the first nine months of 2008. Declines in all global markets during the fourth quarter of the year partially offset these increases.
     Electrical Products segment revenues for 2008, which represented nearly 42% of revenues, increased 7.5% compared to 2007. The impact of acquisitions increased the segment revenues for 2008 by 5.5% over 2007 revenue levels and currency translation had a minimal impact. Three of the four Electrical Products Group segment businesses reported increased revenues for 2008. Revenue growth was a result of solid demand from industrial, international expansion and nonresidential construction markets through the first nine months of 2008. Softness in the U.S residential market throughout the year and declines in all global markets during the fourth quarter of the year partially offset these increases.
     Tools segment revenues for 2008, which represented about 12% of revenues, decreased approximately 4% compared to 2007. Currency translation represented a 2% increase for reported revenues with limited increase from acquisitions. Revenue declines were driven by weak retail markets and soft demand from the motor vehicle end markets. Tools segment experienced significant weakness in most markets and geographies during the fourth quarter of 2008, particularly in the U.S. retail channel.

Operating Results

	Year Ended December 31,
	2009	2008	2007
	(in millions, except per share data)
Energy and Safety Solutions	$374.9	$535.0	$493.6
Electrical Products Group	263.3	395.3	354.6
Tools	18.5	81.1	94.0

Total segment operating earnings	656.7	1,011.4	942.2
Restructuring and asset impairment charges	29.9	52.4	—
General corporate expense	82.7	81.4	98.1

Operating earnings	544.1	877.6	844.1
Income from Belden agreement	—	—	33.1
Interest expense, net	61.4	70.4	51.0

Income from continuing operations before income taxes	482.7	807.2	826.2
Income tax expense	69.1	191.6	133.9

Income from continuing operations	413.6	615.6	692.3
Income from discontinued operations, net of income taxes	25.5	16.6	—

Net income	$439.1	$632.2	$692.3

Diluted earnings per share:
Income from continuing operations	$2.46	$3.51	$3.73
Income from discontinued operations	.15	.09	—

Net income	$2.61	$3.60	$3.73

     Cooper measures the performance of its businesses exclusive of restructuring, asset impairment and financing expenses. All costs directly attributable to operating businesses are included in segment operating earnings. Corporate overhead costs, including costs of traditional headquarters activities, such as treasury, are not allocated to the businesses. See Note 15 of the Notes to the Consolidated Financial Statements.
     2009 vs. 2008 Segment Operating Earnings Segment Operating Earnings were $656.7 million in 2009, a decrease of approximately 35% compared to $1.01 billion in 2008.
     Energy & Safety Solutions segment 2009 operating earnings decreased 30% to $374.9 million from $535.0 million for 2008. Return on revenues was 15.5% for 2009 compared to 17.7% for 2008. The decrease resulted from the reduced global market demand and adjustments made during 2009 to align production volumes to the global market demand. The Energy & Safety Solutions segment invested in restructuring actions that served to reduce its cost structure during 2009. The negative impact of leverage on the segments fixed overhead from the revenue decline was partially offset by net inventory valuation adjustments (including decrements in LIFO inventory) of approximately $8 million.
     Electrical Products Group segment 2009 operating earnings decreased 33% to $263.3 million from $395.3 million for 2008. Return on revenues was 12.6% for 2009 compared to 14.5% for 2008. The decrease resulted from the negative leverage of fixed overhead due to reduced global market demand, adjustments made during 2009 to align production volumes to the global market demand and net inventory valuation adjustments of approximately $5 million. The Electrical Products Group segment invested in restructuring actions that served to reduce its cost structure during 2009.

     Tools segment 2009 operating earnings decreased 77% to $18.5 million compared to $81.1 million for 2008. Return on revenues was 3.3% for 2009 compared to 10.6% for 2008. The decrease in earnings as a percentage of revenue was primarily due to the declining demand for Tools segment products and the related impact of reduced production volumes. The Tools segment invested in restructuring actions that served to reduce its cost structure during 2009. The negative impact of leverage on the segments fixed overhead from the revenue decline was partially offset by net inventory valuation adjustments (including decrements in LIFO inventory) of approximately $1 million.
     2008 vs. 2007 Segment Operating Earnings Segment Operating Earnings were $1.01 billion in 2008 compared to $942.2 million in 2007.
     Energy & Safety Solutions segment 2008 operating earnings increased 8% to $535.0 million from $493.6 million for 2007. Return on revenues was 17.7% for 2008 compared to 19.2% for 2007. The decrease in earnings as a percentage of revenue was primarily due to the dilutive impact of acquisitions and in the second half of the year inflationary costs for commodities not fully offset by available market price increases in certain product lines. In addition, in the fourth quarter of 2008, production volumes were curtailed to reduce inventory to meet slowing market demands.
     Electrical Products Group segment 2008 operating earnings increased over 11% to $395.3 million from $354.6 million for 2007. Return on revenues was 14.5% for 2008 compared to 14.0% for 2007. The increase in earnings as a percentage of revenue was primarily due to the favorable impact from pricing which more than offset inflationary costs for commodities coupled with leverage from higher production volumes during the first nine months. Slowing global demand in the fourth quarter of 2008 partially offset the favorable results as production volumes were curtailed to reduce inventory to meet the changing market demands.
     Tools segment 2008 operating earnings decreased 14% to $81.1 million compared to $94.0 million for 2007. Return on revenues was 10.6% for 2008 compared to 11.8% for 2007. The decrease in earnings as a percentage of revenue was primarily due to the declining demand for Tools segment products and the related impact of reduced production volumes.
     Restructuring and Asset Impairment Charges In 2009, Cooper recognized a pre-tax restructuring charge of $28.7 million and a pre-tax non-cash impairment charge of $1.2 million. The 2009 restructuring and asset impairment charges of $29.9 million, or $24.4 million after taxes, reduced 2009 diluted earnings by $.14 per share. In 2008, Cooper recognized a pre-tax restructuring charge of $43.3 million and a pre-tax non-cash impairment charge of $9.1 million. The 2008 restructuring and asset impairment charges of $52.4 million, or $38.3 million after taxes, reduced 2008 diluted earnings by $.21 per share.
     In the second quarter of 2008, Cooper recorded a restructuring charge for $7.6 million in severance costs for downsizing a Tools segment international facility. This facility downsizing and related cash payments were substantially completed in 2008.
     As a result of the downturn in economic conditions in the latter half of 2008, Cooper committed to employment reductions to appropriately size the Company’s workforce to the then current and anticipated market conditions and to downsize a domestic Tools segment manufacturing operation. These actions were taken as a part of Cooper management’s ongoing assessment of its hourly and salary workforce and its required production capacity in consideration of the then current and anticipated market conditions and demand levels. Cooper recorded a $35.7 million charge in the fourth quarter of 2008 related to these actions, $15.2 million of which related to the Energy and Safety Solutions segment, $10.3 million related to the Electrical Products Group segment and $10.2 million related to the Tools segment. A total of 1,314 hourly and 930 salary positions were eliminated as a result of the fourth quarter 2008 restructuring actions to reduce Cooper’s workforce. Of the 2,244 workforce reductions, 1,358 had exited by the end of 2008 with the remaining reductions completed in 2009.

     During 2009, Cooper committed to additional employment reductions and certain facility closures as a result of management’s ongoing assessment of its hourly and salary workforce and its required production capacity in consideration of current and anticipated market conditions and demand levels. Cooper recorded charges of $28.7 million in 2009 related to these actions, $8.1 million of which relates to the Energy and Safety Solutions segment, $10.4 million relates to the Electrical Products Group segment and $8.6 million relates to the Tools segment. The remaining $1.6 million relates to reductions in Cooper’s corporate staff. A total of 1,088 hourly and 772 salaried positions are being eliminated as a result of the 2009 restructuring actions to reduce Cooper’s workforce.
     The workforce reductions, contract termination and other exit costs and the related cash payments associated with the accrual balances at December 31, 2009 will be substantially completed in the first half of 2010. As part of the restructuring actions, Cooper has approved the closure of ten factories and warehouses, eight of which have been completed at the end of the 2009. Cooper recorded non-cash impairment charges of $1.2 million related to these actions during 2009. The two remaining factory closures are expected to be substantially completed in the first half of 2010.
     At December 31, 2009, Cooper had an accrual of $6.1 million for future cash expenditures related to its restructuring actions. The related cash payments will be substantially completed in the first half of 2010. Cooper expects to incur incremental restructuring charges in the range of approximately $13 to $17 million associated with the completion of planned restructuring activities as the actions are completed in 2010. Cooper estimates that the restructuring actions taken in the fourth quarter of 2008 and during 2009 have reduced operating costs by approximately $87.5 million in 2009. Cooper expects to realize approximately $24.5 million of sequential benefits in 2010 from the restructuring actions taken to date.
     In the fourth quarter of 2008, Cooper also recorded a non-cash impairment charge of $9.1 million related to an investment in a previously unconsolidated international joint venture in the Electrical Products Group segment. In December 2008, Cooper acquired a majority interest in the international joint venture and consolidated the joint venture’s net assets of $4.6 million in the accompanying December 31, 2008 balance sheet.
     General Corporate Expense General Corporate expense increased $1.3 million during 2009 to $82.7 million compared to $81.4 million for 2008. General Corporate expense in 2009 includes approximately $4 million in costs associated with the reincorporation of the Company to Ireland. General Corporate expense in 2008 includes the favorable adjustment of approximately $7 million for long-term performance-based stock compensation. Excluding the impact of the costs for reincorporation to Ireland incurred in 2009 and the favorable long-term performance-based stock compensation adjustment to the 2008 General Corporate expense, 2009 General Corporate expense decreased approximately $10 million compared to $88.4 million in 2008 reflecting cost control actions undertaken in 2009.
     General Corporate expense decreased $16.7 million during 2008 to $81.4 million compared to $98.1 million for 2007. General Corporate expense in 2007 includes $8.8 million for legal and environmental costs related to businesses disposed of in prior years. Excluding the legal and environmental costs for previously disposed businesses, General Corporate expense decreased $8.2 million in 2008 to $81.4 million compared to $89.3 million in 2007 primarily from the impact of lower expense for long-term performance-based stock compensation.
     Income from Belden Agreement Income from the Belden agreement was $33.1 million in 2007. There was no income from the Belden agreement in 2008 or 2009. In 1993, Cooper completed an initial public offering of the stock of Belden, formerly a division of Cooper. Under the agreement, Belden and Cooper made an election that increased the tax basis of certain Belden assets. Belden is required to pay Cooper ninety percent of the amount by which Belden has actually reduced tax payments that would otherwise have been payable if the increase in the tax basis of assets had not occurred, as realized principally over fifteen years. If Belden does not have sufficient future taxable income, it is possible that Belden will not be able to utilize the tax deductions arising from the increase in the tax basis of the assets resulting in a tax loss carryforward. Belden is not obligated to pay Cooper until a tax loss carryforward is utilized. Belden can carry any loss forward twenty years to offset future taxable income. Cooper estimates that between $40 and $45 million in future payments potentially remain under the Belden agreement. The timing and ultimate receipt of future payments are contingent upon the ultimate taxable income Belden reports each year.
     Interest Expense, Net Net interest expense for 2009 was $61.4 million, a decrease of $9.0 million from 2008 primarily as a result of lower average debt balances including the retirement of $275 million of 5.5% senior unsecured notes from currently available cash in November 2009 offset partially by higher interest rates. Average debt balances were $1.17 billion and $1.34 billion and average interest rates were 5.36% and 5.22% for 2009 and 2008, respectively. Net interest expense for 2008 was $70.4 million, an increase of $19.4 million from 2007 primarily as a result of higher average debt balances from the utilization of debt financing to partially fund acquisitions and share repurchases. Average debt balances were $1.34 billion and $1.05 billion and average interest rates were 5.22% and 5.64% for 2008 and 2007, respectively. Net interest expense includes $6.0 million and $1.3 million in 2008 and 2007, respectively for reductions in the value of short-term investments with a recovery of $0.9 million recorded during 2009.
     Income Tax Expense The effective tax rate attributable to continuing operations was 14.3% for 2009, 23.7% for 2008 and 16.2% for 2007.
     Cooper reduced income tax expense by $12.7 million and $23.2 million during 2009 and 2008, respectively, for discrete tax items primarily related to statute expirations, state tax settlements and foreign taxes. 2007 included an $83.8 million reduction of income tax expense associated principally with finalized settlements with the Internal Revenue Service related to the 2000 through 2004 tax years, the expiration of the statute of limitation regarding certain potential tax exposure matters, changes to state and international valuation allowances and tax benefits of international reorganizations. The 2007 effective tax rate was also lower due to the income from the Belden agreement being taxed in a foreign jurisdiction at a significantly lower rate than the U.S. statutory rate. Excluding the discrete tax items and the income from the Belden agreement, Cooper’s effective tax rate for the years ended December 31, 2009, 2008 and 2007 were 17.0%, 26.6% and 27.3%, respectively. The decrease in Cooper’s 2009 effective tax rate compared to 2008, excluding the discrete tax items, is primarily related to the decrease in 2009 earnings without a corresponding decrease in projected tax benefits. See Note 13 of the Notes to the Consolidated Financial Statements.
     Income Related to Discontinued Operations During 2009, Cooper recognized an after tax gain from discontinued operations of $25.5 million, which is net of a $16.2 million income tax expense (or $.15 per diluted share) related to its asbestos liability regarding the Automotive Products segment, which was sold in 1998. The income resulted from negotiated insurance settlements consummated during 2009 that were not previously recognized. Cooper believes that it is likely that additional insurance recoveries will be recorded in the future as insurance-in-place agreements are consummated or settlements with insurance carriers are completed. The timing and value of these agreements and settlements cannot be currently estimated as they may be subject to extensive additional negotiation and litigation.
     During 2008, Cooper recorded income from discontinued operations of $16.6 million, which is net of a $9.4 million income tax expense (or $.09 per diluted share) related to its asbestos liability regarding the Automotive Products segment. On September 30, 2008, the Bankruptcy Court denied the Modified Plan A Settlement resulting in Cooper not participating in the Federal-Mogul 524(g) trust. As a result of not participating in the trust, in the third quarter of 2008, Cooper adjusted its accrual for the Pneumo-Abex asbestos liability and related insurance recoveries based on resolution through the tort system. See Note 16 of the Notes to the Consolidated Financial Statements.
     Diluted Earnings Per Share Diluted earnings per share from continuing operations was $2.46 in 2009, $3.51 in 2008 and $3.73 in 2007. The impact of the reduced global demand, restructuring and asset impairment charges partially offset by cost reduction actions and income tax reductions accounted for the overall decline in the 2009 earnings per share. The restructuring and asset impairment charges offset by the income tax reductions decreased 2009 and 2008 diluted earnings per share from continuing operations by $.06 and $.08, respectively. The income from the Belden agreement and income tax reduction partially offset by increased legal and environmental costs on businesses disposed of in prior years as discussed above increased 2007 diluted earnings per share from continuing operations by $.59.
Percentage of Revenues

	Year Ended December 31,
	2009	2008	2007
Cost of Sales:
Energy and Safety Solutions	67.8%	66.7%	66.4%
Electrical Products Group	68.5%	67.5%	67.6%
Tools	74.1%	69.8%	68.8%

Selling and Administrative:
Energy and Safety Solutions	16.7%	15.7%	14.4%
Electrical Products Group	18.9%	18.0%	18.4%
Tools	22.6%	19.6%	19.4%
     2009 vs 2008 Percentage of Revenues Energy & Safety Solutions segment cost of sales, as a percentage of revenues, was 67.8% for 2009 compared to 66.7% for 2008. The increase in costs of sales as a percentage of revenue was primarily the result of the lower absorption of production costs from the reduced global demand and inefficiencies associated with adjusting manufacturing levels to reduce corresponding inventory levels; offset by productivity improvements and cost reduction actions taken during 2008 and 2009. Electrical Products Group segment cost of sales, as a percentage of revenues, was 68.5% for 2009 compared to 67.5% for 2008. The increase in costs of sales as a percentage of revenue was primarily the result of the lower absorption of production costs from the reduced global demand and inefficiencies associated with adjusting manufacturing levels to reduce corresponding inventory levels; offset by productivity improvements and cost reduction actions taken during 2008 and 2009. Tools segment cost of sales, as a percentage of revenue, was 74.1% for 2009 compared to 69.8% for 2008. The increase in cost of sales as a percentage of revenue was due to the lower absorption of production costs from lower volumes and inefficiencies associated with adjusting manufacturing levels to achieve inventory reductions to match lower market demands; offset by productivity improvements and cost reduction actions taken during 2008 and 2009.
     Energy & Safety Solutions segment selling and administrative expenses, as a percentage of revenues, for 2009 were 16.7% compared to 15.7% for 2008. The increase in selling and administrative expense as a percentage of revenue was unfavorably impacted by leverage from reduced revenues; partially offset by restructuring actions initiated during 2008 and 2009 that reduced reported selling and administrative expenses by 72 basis points. Electrical Products Group segment selling and administrative expenses, as a percentage of revenues, for 2009 were 18.9% compared to 18.0% for 2008. The increase in selling and administrative expense as a percentage of revenue was unfavorably impacted by leverage from reduced revenues; partially offset by restructuring actions initiated during 2008 and 2009 that reduced reported selling and administrative expenses by 82 basis points. Tools segment selling and administrative expenses as a percentage of revenue for 2009 were 22.6% compared to 19.6% for 2008, as the 150 basis point reduction in selling and administrative expenses resulting from the cost control actions implemented was more than offset by the impact from the decline in revenue for the Tools segment.
     2008 vs 2007 Percentage of Revenues Energy & Safety Solutions segment cost of sales, as a percentage of revenues, was 66.7% for 2008 compared to 66.4% for 2007. The slight increase in costs of sales as a percentage of revenue was primarily the result of material inflation not fully offset through favorable product pricing achieved in the market in certain product lines and the impact in the fourth quarter of 2008 from curtailing production; offset by productivity improvements and cost reduction actions taken during 2008. Electrical Products Group segment cost of sales, as a percentage of revenues, was 67.5% for

2008 compared to 67.6% for 2007. The slight decrease in costs of sales as a percentage of revenue was primarily the result of material inflation being offset through favorable product pricing achieved in the market in certain product lines and productivity improvements and cost reduction actions taken during 2008; partially offset by the impact in the fourth quarter of 2008 from curtailment of production. Tools segment cost of sales, as a percentage of revenue, was 69.8% for 2008 compared to 68.8% for 2007. The increase in cost of sales as a percentage of revenue was due to the lower absorption of production costs from lower volumes and inefficiencies associated with adjusting manufacturing levels to achieve planned inventory reductions to match lower market demands.
     Energy & Safety Solutions segment selling and administrative expenses, as a percentage of revenues, for 2008 were 15.7% compared to 14.4% for 2007. The increase in selling and administrative expense as a percentage of revenue was impacted by investments in strategic growth opportunities and the higher average percentage of revenue for the newly acquired organizations partially offset by leverage and productivity initiatives and lower expenses for long-term performance-based stock compensation. Electrical Products Group segment selling and administrative expenses, as a percentage of revenue, for 2008 were 18.0% compared to 18.4% for 2007. The decrease in selling and administrative expense as a percentage of revenue was favorably impacted by leverage, productivity initiatives and lower expenses for long-term performance-based stock compensation. Tools segment selling and administrative expenses as a percentage of revenue for 2008 were 19.6% compared to 19.4% for 2007, as cost control actions implemented during 2008 reduced selling and administrative expenses by 3% and lower expenses for long-term performance-based stock compensation were more than offset by the decline in revenue for the Tools segment.
     Cooper incurs certain costs that are not directly attributable to the operating segments that are reflected as General Corporate expenses. See the “General Corporate Expense” section above.
Earnings Outlook
     The following sets forth Cooper’s general business outlook for 2010 based on current expectations.
     Cooper expects revenues for the Energy and Safety Solutions segment in 2010 to be flat to up 4% as benefits from recovery in global industrial markets and improving utility markets are reduced by weak demand from commercial construction markets. The revenues for the Electrical Products Group in 2010 are expected to be in a range of down 4% to an increase of 1% as expected weakness in the commercial construction markets is partially offset by global recovery in the industrial markets. In the Tools segment, Cooper expects revenues to increase in the 7% to 12% range as the global industrial, residential and motor vehicle markets begin to recover. Operating earnings are expected to improve from restructuring actions taken during 2008 and 2009 and the favorable leverage of fixed costs. Cooper is expecting diluted continuing earnings per share to be in the range of $2.70 to $2.90, excluding further restructuring costs.
Pricing and Volume
     In each of Cooper’s segments, the nature of many of the products sold is such that an accurate determination of the changes in unit volume of sales is neither practical nor, in some cases, meaningful. Each segment produces a family of products, within which there exist considerable variations in size, configuration and other characteristics.
     However, unit volumes in all segments decreased in 2009 with the global recession impacting all of Cooper’s businesses.
     During the first half of 2009, Cooper recognized favorable year-over-year customer pricing impacts from actions taken during 2008. The second half of 2009 saw a decline in customer pricing as commodity prices weakened from their 2008 elevated levels. During 2009, Cooper was able to maintain a positive benefit from the difference between price realization and material inflation / deflation.

     During 2007 and through the first half of 2008, Cooper experienced an overall increase in customer pricing, primarily in response to increased material, energy and components costs. During the second half of 2008, Cooper was unable to fully offset inflationary costs for commodities by available market price increases primarily in certain product lines with heavy material content. Cooper has aggressively acted to control and reduce costs during the three-year period through strategic sourcing, manufacturing improvement and rationalization efforts in order to improve profitability in the segments.
Effect of Inflation
     During 2009 as the global economies showed some signs of recovery, the pricing of commodities used in the manufacture of certain products began to escalate. However, in 2009, the overall mix of inflationary and deflationary material costs was not significant and Cooper has been able to maintain customer pricing sufficient to offset the changing commodity costs.
     During 2008 and 2007, there were significant increases in certain key commodities and components, which resulted in price increases in certain businesses, on occasion, lagging the increased costs. During 2007 and through the first half of 2008, Cooper realized price increases and productivity improvements at least equal to material purchase cost increases. During the second half of 2008, Cooper was unable to fully offset inflationary costs for commodities by available market price increases primarily in certain product lines with heavy material content.
     Cooper mitigates the price volatility of selected commodities such as copper and steel through the use of derivatives and supply agreements. The impact of changes to these commodity costs could impact margins for several quarters as a result of this activity. Cooper’s on-going initiatives to improve productivity and rationalize its operational base have mitigated increases in employee compensation and benefits, as well as general inflation on operating costs.
Liquidity and Capital Resources
Operating Working Capital
     For purposes of this discussion, operating working capital is defined as receivables and inventories less accounts payable.
     Cooper’s operating working capital decreased $263.5 million during 2009. A $213.7 million decrease in accounts receivable and a $157.9 million decrease in inventories partially offset by a $108.1 million decrease in accounts payable were driven primarily by a 22% decrease in sales and aggressive actions to right size Cooper’s businesses for current market conditions. Cooper’s operating working capital at December 31, 2009 was approximately 23% lower than at December 31, 2008 as operating working capital levels have been adjusted to the current lower operating levels. Operating working capital turnover (defined as annualized quarterly revenues divided by average quarterly operating working capital) for the fourth quarter of 2009 was 5.4 turns compared to 4.9 turns for the same period of 2008.
     Cooper’s operating working capital increased $1.5 million during 2008. The increase included a $40.6 million decrease in accounts payable substantially offset by a $37.2 million decrease in receivables and a $1.9 million decrease in inventories. The increase in operating working capital of $80.2 million from completed acquisitions and consolidation of a now majority-owned international joint venture was substantially offset by initiatives focused on improved inventory turns and improved accounts receivable performance as measured by days sales outstanding.
     Cooper’s operating working capital increased $127.3 million during 2007. The increase included a $152.6 million increase in receivables and a $36.1 million increase in inventories, partially offset by a $61.4 million increase in accounts payable, which were driven primarily by increased sales volume and actions to improve customer service, as well as working capital increases from completed acquisitions, which accounted for $69.2 million of the overall increase in operating working capital. The increase in inventories was partially offset by a $12.3 million increase in the allowance for excess and obsolete inventories.
Cash Flows
     Net cash provided by operating activities was $751.9 million during 2009. Cash provided by operating activities in 2009 is net of a $90 million payment related to a German tax dispute (see Note 13 of the Notes to the Consolidated Financial Statements for further information) and a $25 million voluntary contribution to the U.S. defined benefit pension plan. The cash from operating activities, plus $22.9 million from redemption of short-term investments and $20.1 million of cash received from stock option exercises was primarily used to fund debt repayments of $299.6 million, dividends of $167.4 million, capital expenditures of $126.7 million, acquisitions of $61.4 million, and share purchases of $38.5 million.
     Net cash provided by operating activities was $896.4 million during 2008. Cash provided by operating activities in 2008 includes the $141 million payment from the Federal-Mogul bankruptcy estate partially offset by $60 million of voluntary contributions to the U.S. defined benefit pension plans as well as the related tax affect of these items. The cash from operating activities, plus $297.5 million of net proceeds from issuances of debt, $290.1 million of proceeds from cash previously restricted, $65.7 million from redemption of short-term investments, and $17.1 million of cash received from stock option exercises, was primarily used to fund capital expenditures of $137.0 million, acquisitions of $297.0 million, dividends of $170.3 million, debt repayments of $397.2 million and share purchases of $517.2 million.
     Net cash provided by operating activities was $795.3 million during 2007. This cash, plus an additional $190.7 million of cash and cash equivalents, net debt proceeds of $251.3 million, and $68.3 million of cash received from employee stock option exercise activity were primarily used to fund capital expenditures of $115.5 million, acquisitions of $336.1 million, dividends of $154.3 million, share purchases of $343.9 million, and $93.7 million in investments. In addition, Cooper used $290.1 million to fund a binding offer for all outstanding shares of MTL Instruments Group plc, a publicly-traded company based in the United Kingdom that closed as expected in the first quarter of 2008.
     As discussed in Note 16 of the Notes to the Consolidated Financial Statements, Cooper’s contingent liabilities related to the Automotive Products sale to Federal-Mogul in 1998 will continue to be resolved through the tort system. Cooper anticipates that the annual cash outlay for its potential asbestos liability, net of insurance recoveries, will average in the range of $20 to $30 million, although amounts will vary as the amount of the actual annual net cash outlay is not reasonably predictable. In 2009, insurance recoveries exceeded cash outlays due to negotiated insurance settlements consummated in 2009.
     Cooper’s financial position and liquidity has remained strong during the global economic recession. While the length and depth of the recession was more severe than predicted by most experts, Cooper proactively and aggressively adjusted its cost structure. In this regard, in the fourth quarter of 2008, Cooper implemented contingency plans to reduce its cost structure and recognized a restructuring charge of $35.7 million primarily related to reductions in workforce in excess of 2,200 employees. During 2009, Cooper further reduced its workforce by approximately 1,900 additional employees and recognized restructuring charges of $28.7 million. Cash flows from operating activities in 2009 have been reduced by the $52.3 million expended in connection with the restructuring actions. At December 31, 2009, Cooper had a $6.1 million accrual related to these activities for which the related cash payments will be substantially completed in the first half of 2010. As part of the restructuring actions, Cooper approved the closure of ten factories and warehouses, eight of which were completed at the end of 2009. The two remaining factory closures are expected to be substantially completed in the first half of 2010. Cooper expects to incur incremental restructuring charges in the range of approximately $13 to $17 million associated with the completion of planned restructuring activities as the actions are completed in 2010. See Note 2 of the Notes to the Consolidated Financial Statements for further information.

     On November 2, 2009, Cooper repaid the $275 million 5.5% senior unsecured notes at maturity with existing cash.
     The decrease in the value of the assets included in Cooper’s defined benefit pension plans (“Plans”) resulting from the deterioration in the securities markets in 2008 was partially recovered in 2009. Cooper made voluntary cash contributions to the Plans of $60 million in December 2008 and an additional $25 million in September 2009. The change in fair value of the Plans, the cash contributions and the actuarial change in the benefit obligations has been reflected in the accompanying consolidated financial statements as of and for the year ended December 31, 2009. The increase in fair value of the Plans’ assets and other actuarial changes in 2009 will result in a decrease to total pension costs for 2010 of approximately $7.1 million as compared to total pension costs in 2009. During 2010, Cooper expects to pay in cash approximately $7.7 million for payment of unfunded pension plan benefits and make approximately $2.7 million in employer contributions to certain international funded defined benefit pension plans. Cooper does not expect to have any minimum regulatory funding requirement for its U.S. funded defined benefit pension plans in 2010.
     Cooper currently anticipates that it will annually generate in excess of $475 million in cash flow available for acquisitions, debt repayment, dividends and common stock repurchases in 2010.
Debt
     At December 31, 2009 and 2008, Cooper had cash and cash equivalents of $381.6 million and $258.8 million, respectively and short-term investments of $21.9 million at December 31, 2008. At December 31, 2009 and 2008, Cooper had short-term debt of $9.4 million and $25.6 million, respectively. Cooper had no commercial paper outstanding at December 31, 2009 or 2008.
     On August 14, 2009 Cooper entered into a credit agreement that provides a $350 million three-year committed bank credit facility that matures in August 2012 replacing Cooper’s previous credit facility that was to mature in November 2009. Cooper’s practice is to back up its short-term debt balance with a combination of cash, cash equivalents, and committed credit facilities. Short-term debt, to the extent not backed up by cash or short-term investments, reduces the amount of additional liquidity provided by the committed credit facility.
     The credit facility agreement is not subject to termination based on a decrease in Cooper’s debt ratings or a material adverse change clause. The principal financial covenants in the agreement limits Cooper’s debt-to-total capitalization ratio to 60% and requires Cooper to maintain a minimum earnings before interest expense, income taxes, depreciation and amortization to interest ratio of 3 to 1. Cooper is in compliance with all covenants set forth in the credit facility agreement.
     Cooper’s access to the commercial paper market could be adversely affected by a change in the credit ratings assigned to its commercial paper. Should Cooper’s access to the commercial paper market be adversely affected due to a change in its credit ratings, Cooper would rely on a combination of available cash and its committed credit facility to provide short-term funding. The committed credit facility does not contain any provision, which makes their availability to Cooper dependent on Cooper’s credit ratings.
     On March 27, 2008, Cooper’s wholly-owned subsidiary, Cooper US, Inc. issued $300 million of 5.45% fixed rate senior unsecured notes due in 2015. Proceeds from the financing were used to repay commercial paper outstanding at that time. Combined with the debt issuance discount, underwriting commissions and interest rate hedges implemented in anticipation of the offering, the notes have an effective annual cost to Cooper of 5.56%.
     On June 18, 2007, Cooper’s wholly-owned subsidiary, Cooper US, Inc. issued $300 million of 6.10% fixed rate senior unsecured notes due in 2017. Proceeds from the financing were used to repay $300 million of maturing 5.25% senior unsecured notes. Combined with interest rate hedges implemented in anticipation of the offering, the notes have an effective annual cost to Cooper of 5.75%.
     On November 8, 2005, Cooper’s wholly-owned subsidiary, Cooper US, Inc., issued $325 million of 5.25% fixed rate senior unsecured notes that mature on November 15, 2012. Proceeds of the notes were swapped to €272.6 million with cross-currency interest-rate swaps, effectively converting the seven-year U.S. notes to seven-year Euro notes with an annual interest rate of 3.55%. The proceeds of €272.6 million partially funded repayment of the 6.25% Euro bonds that matured in October 2005.
Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
     Cooper executes stand-by letters of credit, performance bonds and other guarantees in the normal course of business that ensure Cooper’s performance or payments to third parties. The aggregate notional value of these instruments was $107.4 million and $107.9 million at December 31, 2009 and 2008, respectively. Approximately eighty percent of these instruments have an expiration date within one year. In the past, no significant claims have been made against these financial instruments. Management believes the likelihood of demand for payment under these instruments is minimal and expects no material cash outlays to occur in connection with these instruments.
     The following table summarizes Cooper’s contractual obligations at December 31, 2009 and the effect such obligations are expected to have on its liquidity and cash flows in future periods.

	Payments Due
				Four to	After
		Less than	One to	Five	Five
Contractual Obligations:	Total	One Year	Three Years	Years	Years
	(in millions)

Long-Term Debt	$927.3	$2.3	$325.0	$—	$600.0
Short-Term Debt	9.4	9.4	—	—	—
Interest Payments on Long-Term Debt	287.7	51.9	103.4	69.3	63.1
Noncancellable Operating Leases	102.5	26.6	36.7	16.3	22.9
Purchase Obligations	261.8	258.2	3.6	—	—
Other Long-Term Liabilities (1), (2)	282.4	22.3	42.6	41.0	176.5

	$1,871.1	$370.7	$511.3	$126.6	$862.5

(1)	Includes unfunded other postretirement benefit obligations, unfunded defined benefit pension plan liabilities and environmental liabilities. Also includes liabilities for underfunded U.S. and non-U.S. defined benefit pension plans.

(2)	Due to uncertainty with respect to the timing of future cash flows associated with Cooper’s unrecognized tax benefits at December 31, 2009, Cooper is unable to make reliable estimates of the period of cash settlement with the respective taxing authorities. Therefore, $35.0 million of unrecognized tax benefits have been excluded from the contractual obligations table above.
Capitalization
     On February 12, 2008, Cooper’s Board of Directors authorized the purchase of up to ten million shares of common stock. On February 9, 2009, Cooper’s Board of Directors increased the share repurchase authorization by ten million shares. At December 31, 2009, 12,472,035 shares remained available to purchase under these authorizations. Cooper has also announced that the Board authorized the repurchase of shares issued from time to time under its equity compensation plans, matched savings plan and dividend reinvestment plan in order to offset the dilution that results from issuing shares under these plans. For 2010, Cooper’s current estimate is that 2.5 million shares would be issued under equity compensation plans. As of the date of this filing in 2010, Cooper had repurchased 589,600 shares under the Board of Director authorizations discussed above. Cooper may continue to repurchase shares under these authorizations from time to time during 2010. The decision whether to do so will be dependent on the favorability of market conditions, as well as potential cash requirements for acquisitions and debt repayments.
     Cooper targets a 30% to 40% debt-to-total capitalization ratio. Excess cash flows are utilized to fund acquisitions or to purchase shares of Cooper common stock. At December 31, 2009, 2008 and 2007, Cooper’s debt-to-total capitalization ratio was 24.0%, 32.1% and 30.8%, respectively.
     On February 12, 2008, Cooper announced that the Board of Directors approved an increase in the annual dividend rate of Cooper’s common stock by $.16 per share to $1.00 per share. On February 15, 2010, Cooper’s Board of Directors declared a dividend of $.27 per share increasing the annual dividend rate of Cooper’s common stock to $1.08 per share.
Capital Expenditures and Commitments
     Capital expenditures on projects to reduce product costs, improve product quality, increase manufacturing efficiency and operating flexibility, or expand production capacity were $127 million in 2009, $137 million in 2008, and $116 million in 2007. Capital expenditures are projected to be approximately $110 to $120 million in 2010. Projected expenditures for 2010 will focus on capacity expansions in key markets, development of new products and cost reduction programs.
Interest Rate, Currency and Commodity Price Risk
     Changes in interest rates, currency exchange rates and commodity prices affect Cooper’s earnings and cash flows. As a result of having sales, purchases and certain intercompany transactions denominated in currencies other than the functional currencies used by Cooper’s businesses, Cooper is exposed to the effect of exchange rate changes on its cash flows and earnings. Cooper enters into currency forward exchange contracts to hedge significant non-functional currency denominated transactions for periods consistent with the terms of the underlying transactions. Contracts generally have maturities that do not exceed one year.
     The table below provides information about Cooper’s derivative financial instruments and other financial instruments at December 31, 2009 that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows by expected maturity dates and weighted average interest rates in effect during the periods presented.

	2010	2011	2012	2013	2014	Thereafter	Total
	($ in millions)
Long-term debt:
Fixed-rate (U.S. Dollar)	$2.3	$—	$325.0	$—	$—	$600.0	$927.3
Average interest-rate	5.7%	5.7%	5.7%	5.8%	5.8%	5.8%	5.8%

Cross-currency swaps:
Fixed to fixed:
Notional amount (1)	$325.0	$325.0	$325.0	$—	$—	$—	$325.0
Average pay-rate	3.5%	3.5%	3.5%	—	—	—	3.5%
Average receive-rate	5.2%	5.2%	5.2%	—	—	—	5.2%

(1)	Cooper entered into cross-currency swaps to effectively convert $325 million of 5.25% senior unsecured debt due in November 2012 to € 272.6 million with an annual interest rate of approximately 3.5%.

     The table below provides information about Cooper’s derivative financial instruments and other financial instruments at December 31, 2008 that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows by expected maturity dates and weighted average interest rates.

	2009	2010	2011	2012	2013	Thereafter	Total
	($ in millions)
Long-term debt:

Fixed-rate (U.S. Dollar)	$275.0	$2.3	$—	$325.0	$—	$600.0	$1,202.3
Average interest-rate	5.6%	5.7%	5.7%	5.7%	5.8%	5.8%	5.8%

Variable-rate (U.S. Dollar)	$—	$—	$—	$—	$—	$8.0	$8.0
Average interest-rate	3.9%	3.9%	3.9%	3.9%	3.9%	3.9%	3.9%

Cross-currency swaps:
Fixed to fixed:
Notional amount (1)	$325.0	$325.0	$325.0	$325.0	$—	$—	$325.0
Average pay-rate	3.5%	3.5%	3.5%	3.5%	—	—	3.5%
Average receive-rate	5.2%	5.2%	5.2%	5.2%	—	—	5.2%

(1)	Cooper entered into cross-currency swaps to effectively convert $325 million of 5.25% senior unsecured debt due in November 2012 to € 272.6 million with an annual interest rate of approximately 3.5%.

     The table below provides information about Cooper’s currency forward exchange contracts to purchase currencies in excess of $10 million at December 31, 2009. The notional amount is used to calculate the contractual payments exchanged under the contracts. The notional amount represents the U.S. dollar equivalent.

		Mature in
	Mature in 2010	2011 — 2012
	(in millions, where applicable)

U.S. Dollar Functional Currency
Buy U.S. Dollars / Sell Great Britain Pounds
Notional amount	$42.9	$352.9
Average contract rate	1.724	1.910

U.S. Dollar Functional Currency
Buy Great Britain Pounds / Sell U.S. Dollars
Notional amount	$147.2	$170.7
Average contract rate	1.627	1.847

U.S. Dollar Functional Currency
Buy Euro / Sell U.S. Dollars
Notional amount	$348.2	—
Average contract rate	1.446	—

U.S. Dollar Functional Currency
Buy U.S. Dollars / Sell Euro
Notional amount	$92.5	—
Average contract rate	1.385	—

Canadian Dollar Functional Currency
Buy U.S. Dollars / Sell Canadian Dollars
Notional amount	$41.2	—
Average contract rate	.922	—

U.S. Dollar Functional Currency
Buy Singapore Dollars / Sell U.S. Dollars
Notional amount	$16.0	—
Average contract rate	.722	—
     Changes in availability and fluctuations in commodity prices for raw materials such as steel, copper, aluminum and zinc affect Cooper’s earnings and cash flows. Cooper primarily manages this exposure through price changes; however, in periods of significant increases in commodity prices, the price increases in certain businesses, on occasion, lag the increased costs. Cooper also uses commodity swaps to reduce the volatility of price fluctuations on a portion of certain forecasted material purchases for copper, aluminum and zinc for periods up to eighteen months. At December 31, 2009, Cooper had commodity swaps with a notional amount of approximately $15 million, all of which mature in 2010. At December 31, 2008, Cooper had commodity swaps with a notional amount of approximately $68 million, 90% of which matured in 2009.

     The table below provides information about Cooper’s currency forward exchange contracts to purchase currencies in excess of $10 million at December 31, 2008. The notional amount is used to calculate the contractual payments exchanged under the contracts. The notional amount represents the U.S. dollar equivalent.

		Mature in
	Mature in 2009	2010 — 2011	Mature in 2012
	(in millions, where applicable)

U.S. Dollar Functional Currency
Buy U.S. Dollars / Sell Great Britain Pounds
Notional amount	$111.5	$48.4	$328.8
Average contract rate	1.648	1.921	1.909

U.S. Dollar Functional Currency
Buy Great Britain Pounds / Sell U.S. Dollars
Notional amount	$11.9	$23.5	$159.0
Average contract rate	1.894	1.864	1.847

U.S. Dollar Functional Currency
Buy Euro / Sell U.S. Dollars
Notional amount	$148.9	—	—
Average contract rate	1.286	—	—

Euro Functional Currency
Buy Euro / Sell Great Britain Pounds
Notional amount	$49.8	—	—
Average contract rate	1.209	—	—

U.S. Dollar Functional Currency
Buy Mexican Pesos / Sell U.S. Dollars
Notional amount	$44.7	—	—
Average contract rate	.079	—	—

U.S. Dollar Functional Currency
Buy Singapore Dollars / Sell U.S. Dollars
Notional amount	$22.5	—	—
Average contract rate	.675	—	—

Australian Dollar Functional Currency
Buy Australian Dollars / Sell Great Britain Pounds
Notional amount	$13.5	—	—
Average contract rate	1.122	—	—
     See Note 17 of the Notes to the Consolidated Financial Statements for additional information regarding the fair value of Cooper’s financial instruments.
Critical Accounting Policies and Estimates
     The Consolidated Financial Statements and Notes to the Consolidated Financial Statements contain information that is pertinent to management’s discussion and analysis. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. Cooper believes the following critical accounting policies involve additional management judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset and liability amounts.

     Cooper recognizes revenues when products are shipped, and accruals for sales returns and other allowances are provided at the time of shipment based upon past experience. If actual future returns and allowances differ from past experience, additional allowances may be required. The accrual for sales returns and other allowances reported net in receivables was $77.9 million and $89.8 million at December 31, 2009 and 2008, respectively.
     Cooper provides certain customers incentives primarily consisting of volume discounts and other short-term discount and promotion programs. Cooper recognizes these incentives as a reduction in reported revenues at the time of the qualifying sale based on our estimate of the ultimate incentive amount to be earned using historical experience and known trends. If actual customer incentives differ from our estimates, additional accruals may be required. The accrual for customer incentives reported in accrued liabilities was $70.2 million and $108.9 million at December 31, 2009 and 2008, respectively.
     Allowances for excess and obsolete inventory are provided based on current assessments about future demands, market conditions and related management initiatives. If market conditions are less favorable than those projected by management, additional inventory allowances may be required. The allowance for excess and obsolete inventory was $83.7 million at December 31, 2009 and $77.0 million at December 31, 2008.
     Pension assets and liabilities are determined on an actuarial basis and are affected by the market value of plan assets, estimates of the expected return on plan assets, discount rates and estimated future employee earnings and demographics. Actual changes in the fair market value of plan assets and differences between the actual return on plan assets and the expected return on plan assets will affect the amount of pension expense ultimately recognized. Differences between actuarial assumptions and estimates and actual experience are deferred in accumulated other nonowner changes in equity as actuarial net gains and losses. Actuarial net gains and losses in excess of a calculated minimum annual amount are amortized and recognized in net periodic pension cost over the average remaining service period of active employees.
     Total net periodic pension benefit cost was $26.1 million in 2009, $7.6 million in 2008 and $3.9 million in 2007. The increase in the net periodic pension cost in 2009 resulted from a decline in fair value of the plan assets and other actuarial changes related to the deterioration in the securities markets in 2008. Total net periodic pension benefit cost in 2008 includes a $3.7 million curtailment loss as a result of ceasing future benefit accruals for two defined benefit plans in the U.K. The estimated net periodic pension benefit cost of $19.0 million for 2010 has been estimated assuming a discount rate of 5.5% and an expected return on plan assets of 8.25%. See Note 14 of the Notes to the Consolidated Financial Statements.
     The postretirement benefits other than pensions liability is also determined on an actuarial basis and is affected by assumptions including the discount rate and expected trends in health care costs. Changes in the discount rate and differences between actual and expected health care costs will affect the recorded amount of postretirement benefits expense. Differences between assumptions and actual experience are deferred in accumulated other nonowner changes in equity as actuarial net gains and losses. Actuarial net gains and losses in excess of a minimum annual amount are amortized and recognized in net periodic postretirement benefit cost over the average remaining life expectancy of the participants. Net periodic postretirement benefit cost was ($0.4) million in 2009 and $0.7 million in 2008. Net periodic postretirement benefit cost is expected to be approximately $0.7 million in 2010, assuming a discount rate of 5.5%. See Note 14 of the Notes to the Consolidated Financial Statements.
     Stock-based compensation expense is recorded for stock-option grants, performance-based and restricted stock awards based upon fair value. The fair value of stock option awards is estimated at the grant date using the Black-Scholes-Merton option pricing model, which includes assumptions for volatility, expected term, risk-free interest rate and dividend yield. Expected volatility is based on implied volatilities from traded options on Cooper stock, historical volatility of Cooper stock and other factors. Historical data is used to estimate employee termination experience and the expected term of the options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The fair value of performance-based and restricted stock awards granted is measured at the market price on the grant date. Performance awards are typically arranged in levels, with increasing number of shares earned as higher levels of growth are achieved. If goal-level assumptions are not met, stock-based compensation expense is adjusted and previously recognized compensation expense would be reversed. During 2007 and through the third quarter of 2008, performance goals were assumed to be achieved at the maximum level. In the fourth quarter of 2008, Cooper revised its assumption to lower the performance goals assumed to be achieved to below the maximum level for performance awards granted in 2007 and 2008. The revised achievement levels assumed for the 2007 and 2008 performance award grants considered the past performance and current expectations of future performance in the respective three-year performance period. As a result of lowering the performance goals assumed to be achieved, Cooper adjusted previously recognized stock-based compensation expense by reducing operating expenses in the fourth quarter of 2008 by $11.3 million. Performance goals for performance awards granted in 2009 are assumed to be achieved at the maximum level. Total stock-based compensation expense was $26.3 million in 2009, $23.1 million in 2008 and $39.0 million in 2007. See Note 11 of the Notes to the Consolidated Financial Statements.
     Environmental liabilities are accrued based on estimates of known environmental remediation exposures. The liabilities include accruals for sites owned by Cooper and third-party sites where Cooper was determined to be a potentially responsible party. Third party sites frequently involve multiple potentially responsible parties and Cooper’s potential liability is determined based on estimates of Cooper’s proportionate responsibility for the total cleanup. The amounts accrued for such sites are based on these estimates as well as an assessment of the financial capacity of the other potentially responsible parties. Environmental liability estimates may be affected by changing determinations of what constitutes an environmental liability or an acceptable level of cleanup. To the extent that remediation procedures change or the financial condition of other potentially responsible parties is adversely affected, Cooper’s estimate of its environmental liabilities may change. The liability for environmental remediation was $27.1 million at December 31, 2009 and $29.4 million at December 31, 2008. See Note 7 of the Notes to the Consolidated Financial Statements.
     Cooper records current tax liabilities as well as deferred tax assets and liabilities for those taxes incurred as a result of current operations but deferred until future periods. The annual provision for income taxes is the sum of both the current and deferred tax amounts. Current taxes payable represents the liability related to Cooper’s income tax returns for the current year, while the net deferred tax expense or benefit represents the change in the balance of deferred tax assets or liabilities reported on Cooper’s consolidated balance sheet. Deferred tax assets or liabilities are determined based upon differences between the book basis of assets and liabilities and their respective tax basis as measured by the enacted tax rates that Cooper expects will be in effect when these differences reverse. In addition to estimating the future applicable tax rates, Cooper must also make certain assumptions regarding whether tax differences are permanent or temporary and whether taxable operating income in future periods will be sufficient to fully recognize any gross deferred tax assets. Cooper has established valuation allowances when it is more likely than not that some portion or all of the deferred tax assets will not be realized.
     Cooper is subject to income taxes in both the United States and numerous non-U.S. jurisdictions. Cooper is regularly under examination by various tax authorities. United States federal and state tax authorities and tax authorities in other countries have challenged the amount of taxes due for certain tax periods. Cooper evaluates the potential exposure associated with various filing positions and records a liability for tax contingencies. Although Cooper believes all tax positions are reasonable and properly reported in accordance with applicable tax laws and regulations in effect during the periods involved, the final determination of tax audits and any related litigation could be materially different than that which is reflected in historical income tax provisions and accruals. The resolution of tax audits and litigation could have a material effect on Cooper’s consolidated cash flows in the period or periods for which that determination is finalized. In 2009 and 2008, Cooper reduced income tax expense by $12.7 million ($.08 per share) and $23.2 million ($.13 per share), respectively, as a result of the expiration of statute of limitations, tax settlements and other discrete tax items. See Note 13 of the Notes to the Consolidated Financial Statements.
     Cooper has goodwill of $2.64 billion and $2.57 billion at December 31, 2009 and December 31, 2008, respectively. Cooper records goodwill related to business acquisitions when the purchase price exceeds the fair value of identified assets and liabilities acquired. Goodwill is subject to an annual impairment test and Cooper has designated January 1 as the date of this test. If an event occurs, or circumstances change, that would more likely than not reduce the fair value of a reporting unit below its carrying value; an interim impairment test would be performed between annual tests. Cooper has identified eight reporting units, consisting of three units in the Energy and Safety Solutions reportable operating segment, four units in the Electrical Products Group reportable operating segment and the Tools reportable operating segment, for which goodwill is tested for impairment.
     Goodwill impairment is evaluated using a two-step process. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying value. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed. The second step compares the implied fair value of the reporting unit’s goodwill to the carrying amount of its goodwill to measure the amount of impairment loss. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (e.g., the fair value of the reporting unit is allocated to all of the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit).
     The primary technique we utilize in estimating the fair value of our reporting units is discounted cash flow analysis. Discounted cash flow analysis requires us to make various judgments, estimates and assumptions, many of which are interdependent, about future sales, operating margins, growth rates, capital expenditures, working capital and discount rates. In addition to estimating the fair value of each of our reporting units using discounted cash flow analysis, we compare the sum of the fair values of our reporting units that resulted from the discounted cash flow analysis to our market capitalization to determine that our estimates of reporting unit fair value are reasonable.
     The starting point for the assumptions used in our discounted cash flow analysis is the annual long range financial forecast. The annual planning process that we undertake to prepare the long range financial forecast takes into consideration a multitude of factors including historical growth rates and operating performance, related industry trends, macroeconomic conditions, inflationary and deflationary forces, pricing strategies, customer analysis, operational issues, competitor analysis, customer needs and marketplace data, among others. Assumptions are also made for perpetual growth rates for periods beyond the long range financial forecast period. Our estimates of fair value are sensitive to changes in all of these variables, certain of which relate to broader macroeconomic conditions outside our control. The long range financial forecast is typically completed early in the fourth quarter of each year, and it serves as the primary basis for our estimate of reporting unit fair values used in our annual impairment tests, absent significant changes in our outlook on future results.
     In determining the fair value of our reporting units at January 1, 2010, we were required to make significant judgments and estimates regarding the expected recovery from the recent global economic recession. The forecast assumptions for 2010 include a recovery to begin in certain markets and realization of benefits from our 2008 and 2009 cost reduction actions to reduce our overall cost structure. We forecasted increased revenues in 2010 for each of the businesses in the Energy and Safety Solutions segment in the range of 1% to 7% with an average increase of about 3%. We forecasted revenues for all but one of the reporting units in the Electrical Products Group to increase in 2010 in the range of 5% to 8% with an average net decrease of 2%. We projected a compounded annual growth rate in the mid single digits through 2012 for the Energy and Safety Solutions segment. We forecasted revenues to decline in 2010 by 2% overall in the Electrical Products Group segment with a projected compounded annual growth rate in the mid single digits through 2012. We forecasted Tools revenues to increase in 2010 by 9% with a projected compounded annual growth rate in the mid single digits through 2012. In developing our forecast, we considered the historical operating results achieved and the future outlook in each of our businesses. Although the Energy and Safety Solutions segment revenue declined 20% in 2009 due to the global economic recession, the segments revenue had increased annually by more than 17% during the three year period through 2008. While Electrical Products Group revenue declined in 2009 by 23% due to the global economic recession, over the three year period through 2008, Electrical Products Group revenues increased annually in the range of 5% to 7%. Tools revenues increased approximately 4% in 2006 and 5% in 2007 and declined approximately 4% in 2008 and 27% in 2009. During the five year period through 2009, Cooper achieved compounded annual growth in earnings from continuing operations of approximately 5% (2005 — 15%; 2006 — 24%; 2007 — 20%; 2008 — 8%; 2009 — 33% decline) and free cash flow in excess of recurring earnings from continuing operations in each year.
     We estimate a 3% annual growth rate beyond 2012 to arrive at a “normalized” residual year representing the perpetual cash flows of each reporting unit. The forecasted 3% annual growth rate is less than Cooper’s historical compounded annual growth rate achieved through 2009 for the prior five year period and is consistent with the historical compounded annual growth rate over the prior ten year period. The residual year cash flow was capitalized to arrive at the terminal value for each of the reporting units. Utilizing a discount rate of 11% for each reporting unit in both the Energy and Safety Solutions segment and the Electrical Products Group segment and 11.5% for the Tools reporting unit, the present value of the cash flows during the projection period and terminal value were aggregated to estimate the fair value for each of the reporting units. We assumed a discount rate of 11% in our discounted cash flow analysis at January 1, 2009 for each of our reporting units. In determining the appropriate discount rate, we considered the weighted average cost of capital for market participants.
     Due to the effects of the global economic recession on our operations, we determined that the excess fair value for each of our reporting units over its carrying value as of January 1, 2010 was generally consistent with such excess as of January 1, 2009, although the margin by which the estimated fair value exceeded carrying value was smaller than it was prior to the downturn in the global economy in the latter half of 2008. If the recovery from the recent global economic recession takes longer than we have projected or the economic environment worsens, the estimated fair values of our reporting units could decrease.
     The following table provides information for each of Cooper’s eight reporting units.

$ in millions
					Percentage
					Reduction
		Fair Value		Fair Value	Required to
		in Excess		in Excess	Reduce 1/1/10
		of Carrying		of Carrying	Estimated Fair
	Goodwill at	Value at	Goodwill at	Value at	Value to
Reporting Unit	12/31/08 (2)	1/1/09 (1)	12/31/09 (2)	1/1/10 (1)	Carrying Value

B-Line	$303.4	88%	$304.2	93%	48%
Bussmann	337.8	65%	333.8	61%	38%
Crouse-Hinds	362.8	192%	390.2	273%	73%
Lighting	362.1	93%	375.7	91%	48%
Wiring Devices	82.7	72%	79.8	51%	34%
Power Systems	443.1	85%	446.1	81%	45%
Safety	374.0	35%	408.5	31%	24%
Tools	301.4	35%	304.9	32%	24%

(1)	Expressed as a percentage of carrying value.

(2)	There were no changes in the allocation of goodwill between reporting units. The changes in goodwill are due to the effect of acquisitions and translation.

     In addition to estimating the fair value of each of our reporting units using the discounted cash flow analysis as described above, we compared the sum of the fair values of our reporting units that resulted from the discounted cash flow analysis to our market capitalization to determine that our estimates of reporting unit fair value were reasonable. As of December 31, 2009, our equity market capitalization was approximately $7.2 billion, compared to the $3.0 billion book value of equity. As of December 31, 2008, our equity market capitalization was approximately $5.1 billion, compared to the $2.6 billion book value of equity.
     The above table reflects the percentage reduction in estimated fair value required to reduce the stated fair value estimates to the respective reporting unit’s carrying value at January 1, 2010. To evaluate the sensitivity of the fair value calculations and to address the uncertainty inherent in estimating the fair values of our reporting units, we applied a range of discount rates and long-term cash flow growth assumptions. Discount rates applied ranged from 9% to 13% with long-term cash flow growth assumptions ranging from 2% to 4%. Under this range of assumptions, only one scenario would reduce the fair value of a reporting unit below its carrying value (with the fair value approximately 2% below its carrying value). If the projected recovery from the global economic recession is significantly delayed beyond our projections, it is possible the estimated fair values of certain reporting units could decrease such that the second step of the goodwill impairment test must be completed.
     There are significant inherent uncertainties and management judgment involved in estimating the fair value of each reporting unit. While we believe we have made reasonable estimates and assumptions to estimate the fair value of our reporting units, it is possible that a material change could occur. If actual results are not consistent with our current estimates and assumptions, or if changes in macroeconomic conditions outside the control of management change such that it results in a significant negative impact on our estimated fair values, we may be required to perform the second step of the impairment test for one or more of our reporting units, which could result in a material impairment of our goodwill.
     In October 1998, Cooper sold its Automotive Products business to Federal-Mogul Corporation (“Federal-Mogul”). These discontinued businesses (including the Abex Friction product line obtained from Pneumo-Abex Corporation (“Pneumo”) in 1994) were operated through subsidiary companies, and the stock of those subsidiaries was sold to Federal-Mogul pursuant to a Purchase and Sale Agreement dated August 17, 1998 (“1998 Agreement”). In conjunction with the sale, Federal-Mogul indemnified Cooper for certain liabilities of these subsidiary companies, including liabilities related to the Abex Friction product line and any potential liability that Cooper may have to Pneumo pursuant to a 1994 Mutual Guaranty Agreement between Cooper and Pneumo. On October 1, 2001, Federal-Mogul and several of its affiliates filed a Chapter 11 bankruptcy petition. The Bankruptcy Court for the District of Delaware confirmed Federal-Mogul’s plan of reorganization and Federal-Mogul emerged from bankruptcy in December 2007. As part of Federal-Mogul’s Plan of Reorganization, Cooper and Federal-Mogul reached a settlement agreement that was subject to approval by the Bankruptcy Court resolving Federal-Mogul’s indemnification obligations to Cooper. As discussed further in Item 3 — Legal Proceedings and Note 16 of the Notes to the Consolidated Financial Statements, on September 30, 2008, the Bankruptcy Court issued its final ruling denying the Modified Plan A Settlement resulting in Cooper not participating in the Federal-Mogul 524(g) trust and instead proceeding with the Plan B Settlement that had previously been approved by the Bankruptcy Court. As a result of the Plan B Settlement, Cooper received in October 2008 the $141 million payment, including interest, from the Federal-Mogul Bankruptcy estate and continues to resolve through the tort system the asbestos related claims arising from the Abex Friction product line that it had sold to Federal-Mogul in 1998. As part of its obligation to Pneumo for any asbestos-related claims arising from the Abex Friction product line (“Abex Claims”), Cooper has rights, confirmed by Pneumo, to significant insurance for such claims.
     As a result of the September 30, 2008 Bankruptcy Court ruling discussed above, Cooper adjusted its accounting in the third quarter of 2008 to reflect the separate assets and liabilities related to the on-going activities to resolve the potential asbestos related claims through the tort system. Cooper recorded income from discontinued operations of $16.6 million, net of a $9.4 million income tax expense, in the third quarter of 2008 to reflect the Plan B Settlement.
     During 2009, Cooper recognized an after tax gain from discontinued operations of $25.5 million, which is net of a $16.2 million income tax expense, from negotiated insurance settlements consummated in 2009 that were not previously recognized. Cooper believes that it is likely that additional insurance recoveries will be recorded in the future as new insurance-in-place agreements are consummated or settlements with insurance carriers are completed. Timing and value of these agreements and settlements cannot be currently estimated as they may be subject to extensive additional negotiation and litigation.
Asbestos Liability Estimate
     As of December 31, 2009, Cooper estimates that the undiscounted liability for pending and future indemnity and defense costs for the next 45 years will be $784.5 million. This amount includes accruals for unpaid indemnity and defense costs at December 31, 2009 which are not significant. The estimated liability is before any tax benefit and is not discounted as the timing of the actual payments is not reasonably predictable. However, a discounted value would likely be approximately 60% or less of the $784.5 million liability recorded.
     The methodology used to project Cooper’s liability estimate relies upon a number of assumptions including Cooper’s recent claims experience and declining future asbestos spending based on past trends and publicly available epidemiological data, changes in various jurisdictions, management’s judgment about the current and future litigation environment, and the availability to claimants of other payment sources.
     Abex discontinued using asbestos in the Abex Friction product line in the 1970’s and epidemiological studies that are publicly available indicate the incidence of asbestos-related disease is in decline and should continue to decline steadily. However, these studies, or other assumptions, may vary significantly over time from the current estimates utilized to project the undiscounted liability.
     Although Cooper believes that its estimated liability for pending and future indemnity and defense costs represents the best estimate of its future obligation, Cooper utilized scenarios that it believes are reasonably possible that indicate a broader range of potential estimates from $505 to $877 million (undiscounted).
Asbestos Receivable Estimate
     As of December 31, 2009, Cooper, through Pneumo-Abex LLC, has access to Abex insurance policies with remaining limits on policies with solvent insurers in excess of $680 million. Insurance recoveries reflected as receivables in the balance sheet include recoveries where insurance-in-place agreements, settlements or policy recoveries are probable. As of December 31, 2009, Cooper’s receivable for recoveries of costs from insurers amounted to $179.3 million, of which $64.6 million relate to costs previously paid or insurance settlements. Cooper’s arrangements with the insurance carriers may defer certain amounts of insurance and settlement proceeds that Cooper is entitled to receive beyond twelve months. Approximately 90% of the $179.3 million receivable from insurance companies at December 31, 2009 is due from domestic insurers whose AM Best rating is Excellent (A-) or better. The remaining balance of the insurance receivable has been significantly discounted to reflect management’s best estimate of the recoverable amount.
     Cooper believes that it is likely that additional insurance recoveries will be recorded in the future as new insurance-in-place agreements are consummated or settlements with insurance carriers are completed. However, extensive litigation with the insurance carriers may be required to receive those additional recoveries.
     The amounts recorded by Cooper for its asbestos liability and related insurance receivables are not discounted and rely on assumptions that are based on currently known facts and strategy. The value of the liability on a discounted basis net of the amount of insurance recoveries likely to materialize in the future would be significantly lower than the net amounts currently recognized in the balance sheet. Cooper’s actual asbestos costs or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the estimation process vary significantly from actual results over time. As the estimated liability is not discounted and extends over 45 years, any changes in key assumptions could have a significant impact on the recorded liability. Key variables in these assumptions include the number and type of new claims filed each year, the average indemnity and defense costs of resolving claims, the number of years these assumptions are projected into the future, and the resolution of on-going negotiations of additional settlement or coverage-in-place agreements with insurance carriers. Assumptions with respect to these variables are subject to greater uncertainty as the projection period lengthens. Other factors that may affect Cooper’s liability and ability to recover under its insurance policies include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms that may be made by state and federal courts, and the passage of state or federal tort reform legislation. Cooper will review these assumptions on a periodic basis to determine whether any adjustments are required to the estimate of its recorded asbestos liability and related insurance receivables. As this additional information becomes available, Cooper could record a charge or income related to the discontinued operations asbestos liability and related insurance recoveries, which may be significant.
     From a cash flow perspective, Cooper management believes that the annual cash outlay for its potential asbestos liability, net of insurance recoveries, will not be material to Cooper’s operating cash flow.
Recently Issued Accounting Standards
     See Note 1 of the Notes to the Consolidated Financial Statements.